Exhibit 99.1
NEWS RELEASE
RGC RESOURCES, INC.

Release Date:	November 16, 2020
Contact:	Randall P. Burton, II
Vice President and CFO
Telephone:	540-777-3997

RGC RESOURCES, INC.
REPORTS RECORD EARNINGS

ROANOKE, Va. (November 16, 2020)--RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $10,564,534 or $1.30 per share for the fiscal year ended September 30, 2020. This compares to earnings of $8,698,412 or $1.08 per share for the year ended September 30, 2019. CEO Paul Nester stated, “Our mission statement requires us to create value for shareholders, employees and the communities in which we serve through superior customer service and prudent investments. Despite unprecedented challenges and circumstances, we continued to achieve that mission in 2020. The increase in 2020 earnings is attributable to improved utility margins associated with our infrastructure replacement programs, implementation of new non-gas rates, customer growth, and the ongoing investment in the Mountain Valley Pipeline (MVP).” Nester further commented, “We are committed to safely and reliably serving our communities and we will continue to seek opportunities that increase shareholder value.”

The Company accelerated the recovery of certain regulatory assets and made one-time maintenance investments in the fourth quarter. Accordingly, the Company experienced a net loss for the quarter ending September 30, 2020 of $329,296 or $0.04 per share compared to net income of $455,605 or $0.06 per share for the quarter ended September 30, 2019.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company and RGC Midstream, LLC.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. Past performance is not necessarily a predictor of future results.

Summary financial statements for the fourth quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2020	2019	2020	2019
Revenues	$9,780,289	$9,851,869	$63,075,391	$68,026,525
Operating expenses	10,679,365	9,361,167	50,557,209	56,431,061
Operating income (loss)	(899,076)	490,702	12,518,182	11,595,464
Equity in earnings of unconsolidated affiliate	1,326,621	981,931	4,814,874	3,020,348
Other income, net	108,205	110,254	636,296	351,882
Interest expense	989,477	983,422	4,099,158	3,618,551
Income (loss) before income taxes	(453,727)	599,465	13,870,194	11,349,143
Income tax expense (benefit)	(124,431)	143,860	3,305,660	2,650,731
Net income (loss)	$(329,296)	$455,605	$10,564,534	$8,698,412
Net earnings (loss) per share of common stock:
Basic	$(0.04)	$0.06	$1.30	$1.08
Diluted	$(0.04)	$0.06	$1.30	$1.08
Cash dividends per common share	$0.175	$0.165	$0.700	$0.660
Weighted average number of common shares outstanding:
Basic	8,156,023	8,069,934	8,125,938	8,039,484
Diluted	8,156,023	8,102,334	8,146,666	8,078,950
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,
Assets	2020	2019
Current assets	$14,436,561	$16,385,192
Utility plant, net	198,445,093	182,002,956
Other assets	68,797,853	59,965,548
Total Assets	$281,679,507	$258,353,696
Liabilities and Stockholders’ Equity
Current liabilities	$16,570,742	$21,633,064
Long-term debt, net of unamortized debt issuance costs	123,819,631	103,371,358
Deferred credits and other liabilities	52,401,157	50,252,882
Total Liabilities	192,791,530	175,257,304
Stockholders’ Equity	88,887,977	83,096,392
Total Liabilities and Stockholders’ Equity	$281,679,507	$258,353,696